EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE

             Union Bankshares Announces Second Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT July 15, 2005 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended June 30, 2005 was $1.433 million or $.31 per share compared to $1.305 million or $.29 per share for the same period in 2004, an increase of 9.8% over the same period in 2004. Total loans have grown $26.1 million or 9.8% to $292.2 million at June 30, 2005 from June 30, 2004. Deposits have grown $15.7 million or 5.5% over the same period.

A quarterly dividend of $.24 per share was declared on July 15, 2005 to shareholders of record July 25, 2005, payable July 28, 2005.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of June 30, 2005, the Company had approximately $361 million in consolidated assets and operated 12 banking offices, 30 ATM facilities in Vermont and loan origination offices in St. Albans, Vermont and Littleton, New Hampshire.



Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.